Exhibit 10.16
Woodward Governor Company
Summary of Executive Officer Compensation
     The compensation program for executive officers of Woodward Governor Company (the “Company”) primarily consists of three variable components: base salary, a potential cash bonus under the Company’s annual Management Incentive Plan, and cash and equity long-term incentive compensation under the Woodward Governor Company 2006 Omnibus Incentive Plan (the “2006 Plan”). We also provide other benefits incident to employment to our employees.
Base Salaries
     The base salaries for Mr. Thomas A. Gendron, the President and Chief Executive Officer of the Company, Mr. Robert F. Weber, Jr., Chief Financial Officer and Treasurer of the Company, and each of the other three most highly compensated executive officers of the Company other than the Chief Executive Officer and the Chief Financial Officer named below (collectively, the “Named Executive Officers”), for fiscal year 2008, are as follows:

Name and Principal Positions	Base Salary
Thomas A. Gendron, President and Chief Executive Officer	$650,000
Robert F. Weber, Jr., Chief Financial Officer and Treasurer	$328,000
Gerhard Lauffer, Group Vice President, Electrical Power Systems	$320,000
Dennis Benning, Group Vice President, Engine Systems	$296,000
Martin V. Glass, Group Vice President, Turbine Systems	$300,000
Management Incentive Plan
     The threshold, target and stretch/outstanding amounts to be awarded under the annual Management Incentive Plan (“MIP”) of the Company for fiscal year 2008 for each of our Named Executive Officers, subject to achievement of financial objectives of the Company, are as follows:

Threshold, Target and
Stretch/Outstanding
Amounts as a Percentage of
Name of Executive Officer	Base Salary
Mr. Gendron	30, 75 & 150%
Mr. Weber	22, 55 & 110%
Mr. Lauffer	20, 50 & 100%
Mr. Benning	20, 50 & 100%
Mr. Glass	20, 50 & 100%

     For fiscal 2008, the performance objectives were determined to be: (1) earnings per share (EPS) (GAAP); and (2) total Company returns on invested assets (ROIA, meaning EPS divided by our invested assets).
     Threshold customarily is established at the EPS results achieved by us in the preceding fiscal year, which for fiscal year 2007 was $2.87. The ROIA metrics are set based on profit planning goals.
Long Term Incentive Plan Awards under the 2006 Plan
Stock Option Awards
     The annual awards of options to purchase shares of Common Stock of the Company relating to fiscal year 2008, granted on November 16, 2007 with an exercise price of $65.46 per share, under the 2006 Plan to each of the Other Executive Officers are as follows:

Number of
Name of Executive Officer	Shares
Mr. Gendron	45,000
Mr. Weber	13,000
Mr. Lauffer	13,000
Mr. Benning	13,000
Mr. Glass	13,000
     The form of Stock Option Award Agreement under the 2006 Plan, including vesting provisions, pursuant to which such awards were made is incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K dated November 16, 2007.
Cash Component of Long-Term Incentive Plan
     The Company established a reward target for the cash component of the three-year long-term incentive plan (“LTIP”) for fiscal 2008-1010 for each Name Executive Officer, articulated as a percentage of base pay. Payout targets for the cash component of the long-term incentive plan are detailed in the following table:

Cash Target
LTIP Award as
Executive Officer	a % of Base
Gendron	50%
Weber	40%
Lauffer	25%
Benning	25%
Glass	25%
     For purposes of the LTIP, we assess our performance as measured by Return on Capital and Growth on Net Earnings per Share against the same performance metrics of the other companies in the S&P Small Cap 600 over the three-year period 2008 through 2010. Each performance measurement is worth 50% of the award and each is measured separately. Payout triggers in relation to our ranking within the S&P Small Cap 600 are as follows:

Performance	Payout
At or above 50th percentile	50% of target
At or above 60th percentile	100% of target
At or above 75th percentile	200% of target
Other Benefits
     Our Named Executive Officers participate in the same health, welfare and retirement benefits as does all of our employee membership. This includes a group health insurance program; life insurance, inclusive of employee life, additional buy-up employee life, optional spouse life, and optional child life; Accidental Death & Dismemberment insurance; Long-Term Disability; Woodward Retirement Savings Plan, inclusive of employee contributions and Company contributions (100% match on the first 3% of employee contributions, 50% on the next 3% of employee contributions, maxing at 4.5%); Woodward Stock Plan (Company contribution of 5% of base wages); Retirement Income Plan (Company contribution of 1.5% of eligible wages, and 0.1% for each year of additional service). The Retirement Income Plan was frozen as of September 30, 2003, with prior participants grandfathered and closed to new participants.
     All plans are subject to applicable IRS limitations. Supplemental matches and contributions are made for the Retirement Savings Plan, the Woodward Stock Plan, and the grandfathered Retirement Income Plan.
     Our Named Executive Officers are also eligible to participate in a deferred compensation plan, the Executive Benefit Plan (EBP). This plan is also available to other key leaders. Participants are able to defer up to 50% of base pay, and up to 100% of any incentive payments.

     Messrs Gendron and Weber have been provided company cars and Messrs Weber, Benning and Glass have been provided with country club memberships.
Where More Information Can Be Found
     Each of the plans and agreements mentioned herein are discussed further annually in our Notice of Annual Meeting of Shareholders and Proxy Statement as filed with the Securities and Exchange Commission (“SEC”). Our Proxy Statement can be found on our website at www.woodward.com/corp/IR/secFilings.cfm and at the SEC’s website at www.sec.gov.